                                                                      EXHIBIT A
                                                                      Ex-99.17

                           ACACIA CAPITAL CORPORATION
                                 (the "Company")

                            PLAN OF RECLASSIFICATION
                                  (the "Plan")

                                   I. RECITALS


     The Company is a Maryland corporation whose shares of common stock are currently classified into seven classes or series ("Portfolios"), including the Calvert Responsibly Invested ("CRI") Equity Portfolio (the "Equity Portfolio") and the CRI Capital Accumulation Portfolio (the "Capital Accumulation Portfolio").

     The Company is registered under the Investment Company Act of 1940, as amended ("1940 Act") as an open-end diversified management investment company, and its shares of common stock are registered under the Securities Act of 1933, as amended (the "1933 Act").

     The Company offers shares of certain Portfolios to National Home Life Insurance Company ("National Home") and its Separate Accounts and other insurance companies and their separate accounts.

     National Home issues, or intends to issue, variable annuity contracts ("contracts") through its Separate Account or Accounts. The Company understands that National Home votes the shares of the Equity Portfolio held by its Separate Account that are attributable to contracts in accordance with instructions received from holders of interests in the contracts (hereinafter, "shareholders"). The Company further understands that National Home votes shares of the Equity Portfolio as to which no instructions have been received in the same proportion as the shares of the relevant Separate Account as to which instructions have been received.

     The Directors of the Company have determined that it is advisable to amend the Articles of Incorporation of the Company to reclassify the issued and unissued shares of common stock currently designated as the CRI Equity Portfolio into the class of common stock currently designated as the CRI Capital Accumulation Portfolio (the "Reclassification") and have directed that the proposed amendment be submitted for consideration at a special meeting of shareholders.

     The Directors of the Company have determined - independently for the Equity Portfolio and for the Capital Accumulation Portfolio - that the Reclassification, including the consideration, is reasonable and fair, does not involve overreaching on the part of any person concerned, and will not dilute the interests of shareholders. In addition, the Directors have determined that the investment objectives of the Equity Portfolio and the Capital Accumulation Portfolio are compatible so that the Reclassification will be compatible with the investment objectives and policies recited in the registration statement and reports relating to each. Furthermore, the Directors have determined that the Reclassification would be in the best interests of shareholders and is consistent with the general purposes of the 1940 Act, the protection of investors, and the purposes fairly intended by the policy and provisions of the 1940 Act.

     It is intended that the Reclassification shall qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                          II. MECHANICS OF RECLASSIFICATION

A.  Approval of Shareholders.

     1. Meeting Date. In accordance with Section 2-604 of the Maryland General Corporation Law (the "Maryland Law") and the Company's Articles of Incorporation, the Reclassification shall be submitted to the shareholders of the Equity Portfolio for their approval at a special meeting (the "Meeting") to be held on or about ________, December __, 1995 at 10:00 a.m., Eastern Time, at the offices of the Company, 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814.

     2. Record Date. The close of business on ___________, 1995, shall be the record date (the "Record Date") for the Meeting and only shareholders of record of the Equity Portfolio on such date shall be entitled to notice of and be permitted to give voting instructions at the Meeting.

     3. Required Vote. The Reclassification shall not become effective without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the interests of the total number of Equity Portfolio shares outstanding and entitled to vote thereon.

     4. Form N-14 Registration Statement/Proxy Materials. The appropriate officers of the Company shall take all actions necessary or appropriate to solicit the approval of the shareholders of the Equity Portfolio, including the preparation and execution of a registration statement on Form N-14 of the Securities and Exchange Commission (the "SEC"), and any amendments thereto, containing a notice of meeting, proxy statement, and voting instruction forms (collectively, the "proxy materials"), and the filing of such proxy materials with the SEC.

     5. Mailing of Proxy Materials. The appropriate officers of the Company shall cause the proxy materials to be mailed on or about
____________, 1995, as appropriate, to each shareholder of the Equity Portfolio of record on the Record Date.

B.  Amendment of Articles of Incorporation.

     In accordance with Maryland Law, the Company shall effect the Reclassification by amending its Articles of Incorporation.

     1. Form of Amendment. The amendment to the Company's Articles of Incorporation (the "Amendment") shall be in the form of Articles Supplementary with such modifications as the officers executing the same deem necessary or appropriate, consistent with the purposes of this Plan.

     2. Date of Filing. The appropriate officers of the Company shall execute, acknowledge, verify and file the Amendment with the Maryland State Department of Assessments and Taxation (the "Maryland State
Department") following shareholder approval, for immediate effectiveness.

C.  Transfer of Assets.

     In connection with the Reclassification of shares, the Equity Portfolio shall transfer all of its assets and liabilities to the Capital Accumulation Portfolio, in exchange for which the Capital Accumulation Portfolio shall issue to the Equity Portfolio a number of the Capital Accumulation Portfolio shares having a value equal to the aggregate net assets of the Equity Portfolio acquired.

     1. Time of Transfer. The above-described transfer shall occur on _______________, 199___ (the "Closing Date"), or such other time and date as determined by the appropriate officers of the Company.

     2. Issuance of Capital Accumulation Portfolio Shares to the Equity Portfolio. The number of shares of the Capital Accumulation Portfolio to be issued to the Equity Portfolio shall be determined on the basis of the relative net asset values of the Capital Accumulation Portfolio and the Equity Portfolio calculated as of the close of business on the business day immediately preceding the Closing Date. The net asset value of each Portfolio shall be determined by dividing the value of that Portfolio's securities, cash, and other assets (including accrued but uncollected interest and dividends), less all liabilities (including accrued expenses but excluding capital and surplus) by the number of shares of that Portfolio outstanding.

     3. Distribution of Capital Accumulation Portfolio Shares to Equity Portfolio Shareholders. Upon effectiveness of the Amendment, the Equity Portfolio shall distribute the Capital Accumulation Portfolio shares it receives to the Equity Portfolio shareholders in exchange for their Equity Portfolio shares, on a pro rata basis. The number of such full and fractional Capital Accumulation Portfolio shares issued to each Equity Portfolio shareholder shall be determined by multiplying the number of Equity Portfolio shares to be exchanged by a fraction, the numerator of which is the net asset value per share of the Equity Portfolio and the denominator of which is the net asset value per share of the Equity Portfolio. Thus, the Equity Portfolio shares of each Equity Portfolio shareholder shall be exchanged for the number of full and fractional shares of the Capital Accumulation Portfolio which, when multiplied by the net asset value per share of the Capital Accumulation Portfolio, will have a value equal to the aggregate net asset value of that shareholder's shares in the Equity Portfolio on the Closing Date.

D.  Costs of Effecting the Reclassification.

     The Equity Portfolio and the Capital Accumulation Portfolio shall each pay its portion of the expenses attributable to the Reclassification.

E.  Miscellaneous.

     1. Termination of Agreements. The appropriate officers of the Company shall cause all agreements with the Equity Portfolio or the Company to be terminated as they relate to the Equity Portfolio.

     2. General Authority. The appropriate officers of the Company shall, in the name and on behalf of the Company or either of the Portfolios, do and perform such further acts and things, modify any dates or deadlines, and execute and deliver or file such other instruments, certificates, and documents as they shall determine to be necessary, appropriate, or desirable to carry out the foregoing, any such determination to be conclusively evidenced by the doing or performing of any such act or thing or the execution and delivery or filing of any such instrument, certificate, or document.

                            III. CONDITIONS PRECEDENT

     The Reclassification shall not become effective unless each of the following has occurred:

     A. The Amendment shall have been approved by the affirmative vote of the holders of two-thirds of the interests in the total number of Equity Portfolio shares outstanding and entitled to vote thereon;

     B. The Articles Supplementary shall have been accepted for filing by the Maryland Department of Assessments and Taxation and become effective;

     C. The Company shall have received any necessary regulatory approvals of the proposed Reclassification by the SEC;

     D. The Company shall have received an opinion of counsel reasonably satisfactory to it that the Reclassification shall qualify as a tax-free reorganization under Section 368 of the Code; and

     E. The Insurance Companies shall have received any necessary regulatory approvals of the proposed Reclassification by relevant state insurance authorities.

     At the Closing Date, the Capital Accumulation Portfolio shall succeed, without any transfer other than that contemplated in Section II.C above, to all the assets belonging to the Equity Portfolio (or allocated to the Equity Portfolio by the Board of Directors of the Company pursuant to Article Ninth of the Company's Restated Articles of Incorporation) and shall be subject to all the liabilities of the Equity Portfolio in the same manneras if the liabilities had been incurred by, or allocated to, the Capital Accumulation Portfolio in the first instance.



     Upon effectiveness of the Amendment, all of the Shares of the Equity Portfolio shall be reclassified as Capital Accumulation Portfolio shares, and the Equity Portfolio shall cease to be a separate class of stock of the Company.


                                                Acacia Capital Corporation


                                           By:
                                                William M. Tartikoff
                                                Vice President